Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Media:	Kristen Cardillo (858) 617-2317 kristen.cardillo@carefusion.com	Investors:	Jim Mazzola (858) 617-1203 jim.mazzola@carefusion.com

CAREFUSION PROVIDES UPDATE ON FORM 10-K, 10-Q FILINGS

SAN DIEGO, Dec. 19, 2012 – CareFusion Corporation (NYSE: CFN) said today it has completed the majority of the analysis to be used in determining the impact of an accounting modification on its financial statements. Based on the analysis to date, the company has not identified information that would lead it to conclude that its previously issued financial statements should no longer be relied upon. CareFusion is in the process of completing its analysis and the documentation required to finalize its fiscal 2012 independent audit.

As previously disclosed, CareFusion is modifying the manner in which it applies lease accounting principles to sales-type leases in its Pyxis® medication and supply dispensing product lines, delaying the filing of its Form 10-K for fiscal 2012 and Form 10-Q for the quarter ended Sept. 30.

The matter does not affect CareFusion customers or the underlying fundamentals and cash flows of the company or its Pyxis business.

“While restatement will continue to be a possibility until our analysis is complete, we have not identified any information that would lead us to conclude that our previously issued financial statements should no longer be relied upon or that the financial guidance we provided for fiscal 2013 should be changed,” said James F. Hinrichs, chief financial officer. “If at any time we determine a material misstatement exists, we would file a Form 8-K shortly thereafter announcing a restatement is required. At this point, our goal is to become current in all filings by our next deadline on Feb. 11, 2013. Clearly, we are working diligently to file sooner, if possible.”

On Nov. 8, the company said it would provide an update on the matter in approximately one month. As a result, CareFusion will host a webcast and conference call today at 5 a.m. PST (8 a.m. EST).

To access the call, visit the Investors page at www.carefusion.com. Log on at least 15 minutes before the call begins to register and download or install any necessary audio software. Investors and other interested parties may also access the call by dialing (800) 510-0146 within the U.S. or (617) 614-3449 from outside the U.S., using the access code 64995265. A replay of the conference call will be available from 7 a.m. PST (10 a.m. EST) on Dec. 19 through 11:59 p.m. PST on Dec. 26 (2:59 a.m. EST on Dec. 27) and can be accessed by dialing (888) 286-8010 in the U.S. or (617) 801-6888 internationally and using the access code 67989805.

About CareFusion

CareFusion (NYSE: CFN) is a global corporation serving the health care industry with products and services that help hospitals measurably improve the safety and quality of care. The company develops market-leading technologies including Alaris® infusion pumps, Pyxis® automated dispensing and patient identification systems, AVEA®, AirLife™ and LTV® series ventilation and respiratory products, ChloraPrep® skin prep products, MedMined® services for data mining surveillance, V. Mueller® surgical instruments, and an extensive line of products that support interventional medicine. CareFusion employs more than 15,000 people across its global operations. More information may be found at http://www.carefusion.com/.

Cautions Concerning Forward-looking Statements

The CareFusion news release and the information contained herein present “forward-looking statements” addressing expectations, prospects, estimates and other matters that are dependent upon future events or developments, including statements regarding the modified application of lease accounting principles to the company’s sales-type leases; the analysis regarding the impact of the accounting modification; the potential impact of the accounting modification on the company’s reported financial results and financial guidance; and the timing for filing the company’s Form 10-K for fiscal 2012 and Form 10-Q for the quarter ended Sept. 30. CareFusion intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause the company’s actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that additional information may arise during the course of the company’s lease accounting review that may require the company to make additional adjustments; the time and effort required to complete the company’s analysis and the review by the company’s independent auditors; and the time and effort required to make any adjustments to the company’s financial reports, if required, as well as other risks described more fully in Item 1A in the company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2011, which are expressly incorporated herein by reference, and other factors as may periodically be described in the company’s filings with the SEC. The CareFusion news release and the information contained herein reflect management’s views as of Dec. 19, 2012. Except to the limited extent required by applicable law, CareFusion undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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